Exhibit 99.1

FOR:	AMPAL-AMERICAN ISRAEL CORPORATION
CONTACT:	Irit Eluz
CFO - SVP Finance & Treasurer
1 866 447 8636
irit@ampal.com

FOR:	KM/KCSA Investor Relations
CONTACT:	Roni Gavrielov
011-972-3-516-7620
roni@km-ir.co.il

Ampal-American Israel Corporation
Acquires Additional Interest in
EastMediterranean Gas

TEL AVIV, Israel, August 2, 2006 – Ampal-American Israel Corporation (Nasdaq:AMPL) announced today that a wholly-owned subsidiary of the Company has acquired additional shares of East Mediterranean Gas Company (“EMG”) from Merhav M.N.F. Ltd. (“Merhav”).

EMG is an Egyptian joint stock company which has been given the right to export natural gas from Egypt to Israel and other locations in the East Mediterranean basin via an underwater pipeline. The pipeline, which EMG expects to be completed during the first quarter of 2008, will run from El-Arish, Egypt to Ashkelon, Israel.

Under the terms of the transaction, the Company acquired the beneficial ownership of 4.6% of the outstanding shares of EMG’s capital stock. The purchase price for the shares was $100 million, of which, $50 million was paid in cash and the balance is to be paid in 10,248,002 shares of the Company’s Class A Stock. The issuance of the shares of Class A Stock is subject to the approval of the shareholders of the Company. As a result of this transaction, the Company beneficially owns 6.6% of the total outstanding shares of EMG. Additionally, pursuant to the Agreement, the Company was granted the right to acquire up to an additional 5.9% of the total outstanding shares of EMG stock.

Yosef A. Maiman, the Chairman of the Company’s Board of Directors and the Company’s controlling shareholder, is the sole owner of Merhav.

The transaction was approved by a special committee of the Board of Directors composed of the Company’s independent directors. Houlihan Lokey Howard & Zukin Financial Advisors, Inc. acted as financial advisors to the special committee and provided a fairness opinion to the special committee.

Of the transaction, Mr Maiman said, “As a firm believer in the potential contribution of EMG to the Israeli energy market, I am pleased to see AMPAL increase its holding in this important venture and thus emerge as a central player in the Israeli energy sector.”

“Our investment in EMG enables us to expand Ampal’s presence in the energy sector and fits our stated long term strategy of increasing Ampal’s exposure to investments in cash generating companies in its core areas of expertise” stated Jack Bigio, President and Chief Executive Officer of Ampal.

About Ampal

Ampal and its subsidiaries primarily acquire interests in businesses located in the State of Israel or that are Israel-related. Ampal has diversified interests in the following sectors: Energy, Real Estate and Project Development and others. For more information about Ampal please visit our web site at www.ampal.com.

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934) and information relating to the Company that are based on the beliefs of management of the Company as well as assumptions made by and information currently available to the management of the Company. When used in this press release, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and similar expressions as they relate to the Company or the management of the Company, identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events or future financial performance of the Company, the outcome of which is subject to certain risks and other factors which could cause actual results to differ materially from those anticipated by the forward-looking statements, including among others, the economic and political conditions in Israel, the Middle East, including the situation in Iraq, and the global business and economic conditions in the different sectors and markets where the Company’s portfolio companies operate. Should any of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results or outcome may vary from those described herein as anticipated, believed, estimated, expected, intended or planned. Subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements in this paragraph. Please refer to the Company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially.